UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2010

Dell Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-17017	74-2487834
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dell Way, Round Rock, Texas	78682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 289-3355

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Communications Solutions Long-Term Incentive Plan – On March 26, 2010, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Dell Inc. (“Dell”) approved a long-term incentive plan (the “Plan”) for certain executives of Dell’s Communications Solutions unit which will tie award payouts to the achievement of performance targets based on the unit’s financial results. Equity grants under the Plan will be made pursuant to the terms and conditions of the Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “LTIP”). However, instead of receiving long-term stock option and performance based stock unit awards for fiscal year 2011 under the LTIP, the value of which is contingent on the achievement of company-wide performance goals, each participant in the Plan will receive a performance based stock unit award incorporating the Plan’s incentive terms. Each award under the Plan will have a performance range of 0% to 400% of the participant’s target opportunity and a three-year performance period. Total award value will depend on the achievement of minimum revenue, operating income and cumulative operating income goals for the Communications Solutions unit for the 2013, 2014 and 2015 fiscal years. Participants will earn 100% of target for meeting the goals in one of three years, 250% of target for meeting the goals in two of three years, and 400% of target for meeting the goals in all three years. Awards will be paid out if and when the performance goals are achieved. On March 26, 2010, the Committee granted 260,174 performance based stock units under the Plan to Ronald G. Garriques, President, Communications Solutions. Each performance based stock unit represents a contingent right to receive one share of Dell Inc. common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date: March 30, 2010

By:     /s/ Janet B. Wright

Janet B. Wright
Vice President
(Duly authorized officer)

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